Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

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Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

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Philippines

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For Immediate Release

May 8, 2007

Contact:	Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com
Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com

Hewitt Associates Reports Second Quarter Results

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2007 second quarter ended March 31, 2007.

•

Reported net revenues (revenues before reimbursements) increased 6% in the second quarter, to $716.2 million, from $676.2 million in the prior-year quarter. Benefits Outsourcing revenues increased 2%, Human Resources Business Process Outsourcing (HR BPO) revenues increased 5%, and Consulting revenues increased 13%.

•

Operating income for the second quarter decreased to $18.8 million, compared with $51.2 million in the prior-year quarter, reflecting higher compensation expenses and a number of unusual items. Operating margin was 2.6%, compared to 7.6% in the prior-year quarter.

•	Net income for the second quarter decreased to $13.0 million, or $0.12 per diluted share, compared with $31.8 million, or $0.29 per diluted share in the prior-year quarter.

•

As of May 8, under the recently announced $750 million share repurchase authorization, the Company has repurchased approximately 2.6 million of its outstanding common shares, for a total of approximately $76 million.

Second Quarter Highlights

“We’re pleased to see revenue momentum continue, and are particularly encouraged by the strong demand we’re experiencing for our Consulting services,” said Russ Fradin, chairman and chief executive officer. “However, as we expected, our margins declined in the quarter, largely due to higher compensation expenses, which reflect the increasing investment we are making in our associates, as well as the timing impact of our bonus accrual methodology. We also recorded about $20 million of charges for a number of unusual items that impacted us in the quarter, which are mostly related to actions we’ve taken to better position the Company for the future, particularly in HR BPO.”

“We’re making good progress against our key initiatives. Discussions to renegotiate our most troubled HR BPO contracts advanced in the quarter, and we are in the final stages of refining our strategy for how we’ll position the HR BPO business for long-term success. In addition, we’re working to significantly reduce our cost structure across the business. We’re also excited about the recent additions to our executive team. They will complement the strong skills and experience of our existing leaders as we chart our new growth path.”

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Operating Performance

The current quarter’s revenue was impacted by the favorable effects of foreign currency translation of $13 million, and a $10 million decline in marginally profitable third-party supplier revenues. Acquisitions contributed $3 million of revenue in the quarter. After adjusting for these items, net revenues increased 5%.

Net income for the second quarter decreased to $13.0 million, compared with $31.8 million in the prior-year quarter. Second quarter results include approximately $20 million of pretax charges related to a number of unusual items, including the anticipated restructuring of an HR BPO contract, the resolution of a legal dispute, and asset impairments. Current-quarter results also include $14 million of higher compensation expense driven by the timing impact of the Company’s bonus accrual methodology. The prior-year quarter included a $7 million non-cash pretax impairment charge related to the recognition of a loss provision for an HR BPO contract. In addition, results in the current quarter reflect an effective tax rate of 41.6%, versus 37.2% in the prior-year quarter.

Business Segment Results

As disclosed in the first quarter of fiscal 2007, the Company modified how certain costs are allocated, impacting the reported operating income of each segment, as well as reducing the overall level of unallocated shared service costs. The changes are reflected in the Company’s segment results beginning in the second quarter of fiscal 2007, and prior-year segment results have been presented on an adjusted basis to assist in the comparison of current-period results.

Additionally, results for the HR BPO business will now be reported as a third segment, reflecting the significant impact of the business on the Company’s overall performance, clearer alignment of organizational resources, and improved data capabilities.

Benefits Outsourcing

Benefits Outsourcing segment revenues increased 2% in the second quarter on both a reported and constant currency basis, to $360.0 million, from $352.4 million in the prior-year quarter. Growth was driven primarily by an increase in project work, as well as a shift in service mix.

Benefits Outsourcing segment income decreased 10% in the second quarter, to $69.7 million, compared with $77.7 million in the prior-year quarter. Benefits Outsourcing segment margin was 19.4%, compared to 22.1% in the prior-year quarter. The decreased margin was primarily due to a $4 million pretax charge resulting from the resolution of a legal dispute with a vendor, as well as higher overall compensation expense versus the prior-year quarter, including $3 million driven by the timing impact of the Company’s bonus accrual methodology.

As of March 31, 2007, the Company was live with 18.6 million end-user benefits participants, compared with 18.8 million as of March 31, 2006.

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Human Resources Business Process Outsourcing (HR BPO)

HR BPO segment revenues increased 5% in the second quarter, to $131.2 million, from $124.9 million in the prior-year quarter. Adjusting for the decline in third-party supplier revenues of $10 million, and the favorable effects of foreign currency translation of approximately $1 million, HR BPO revenues increased 15%. Growth was driven primarily by contracts that went live within the twelve-month period.

The HR BPO segment loss was $61.2 million in the second quarter, compared with a loss of $41.5 million in the prior-year second quarter. The increased loss was primarily due to $15 million of pretax charges related to the anticipated restructuring of an HR BPO contract and asset impairments. Current-quarter results also include $3 million of higher compensation expense driven by the timing impact of the Company’s bonus accrual methodology. The increase was offset in part by a $7 million non-cash pretax charge recorded in the prior-year quarter associated with the recognition of a loss provision for an HR BPO contract. Excluding these items, the segment loss increased primarily due to higher ongoing operating costs compared with the prior-year quarter driven by newly-live clients, as well as increased intangible asset amortization.

As of March 31, 2007, the Company was live with approximately 765,000 client employees with HR BPO services, compared with 720,000 as of March 31, 2006.

Consulting

Consulting segment revenues increased 13% in the second quarter, to $234.3 million, from $208.0 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of approximately $9 million, and the effects of acquisitions of approximately $3 million, Consulting revenues increased 7% over the prior-year quarter. Growth was primarily due to strength in retirement and financial management consulting, as well as increased demand for the Company’s communication consulting services.

Consulting segment income decreased 30% in the second quarter, to $29.1 million, compared with $41.8 million in the prior-year quarter. Consulting segment margin was 12.4%, compared with 20.1% in the prior-year quarter. The decrease was primarily due to higher overall compensation expense versus the prior-year quarter, including $6 million driven by the timing impact of the Company’s bonus accrual methodology.

Unallocated Shared Service Costs

Reported unallocated shared service costs were $18.8 million, 2.6% of net revenues, in the second quarter, compared with $23.7 million, 3.5% of net revenues, in the prior-year quarter. The decrease in expenses relative to revenues was primarily a result of increased productivity and savings resulting from restructuring activities.

Year-to-Date Results

Net revenues for the six-month period ended March 31, 2007 increased 5%, to $1.44 billion, compared with $1.38 billion in the prior-year six-month period. The period was impacted by a $32 million decline in third-party supplier revenues, and the favorable effects of foreign currency translation of $25 million. Acquisitions contributed $5 million of revenue. After adjusting for these items, net revenues increased 5%.

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Total Company operating income for the six-month period decreased to $65.3 million, and operating margin was 4.5%, compared to 7.3% in the prior-year six-month period. The decrease in margins was primarily a result of higher overall compensation expenses versus the prior-year quarter, including $20 million driven by the timing impact of the Company’s bonus accrual methodology. Current-period results also include approximately $20 million of pretax charges related to the unusual second quarter items described above, and a $15 million pretax severance charge primarily recorded in the first quarter resulting from ongoing productivity initiatives across the business. The prior-year period included $17 million of non-cash pretax charges related to the HR BPO business, as well as a $7 million pretax charge related to selected staffing reductions.

Net income for the six-month period decreased to $43.1 million, or $0.39 per diluted share, compared with $63.3 million, or $0.58 per diluted share in the prior-year six-month period.

Cash Flow and Investments

Reported cash flow from operations was $77.9 million in the six-month period, compared with $199.3 million in the prior-year six-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), was $35.8 million, compared with $151.3 million in the prior-year six-month period. The decrease in free cash flow was driven primarily by lower tax refunds and higher tax prepayments, as well as higher performance-based compensation paid in the current period for fiscal 2006 performance as compared to the prior-year payment for fiscal 2005 performance.

Share Repurchase

During the second quarter, the Company repurchased approximately 1.3 million of its outstanding common shares at an average price of $29.27 per share, for a total of approximately $38 million. Since April 1, 2007, the Company has repurchased an additional 1.3 million shares at an average price of $29.55 per share, for a total of approximately $38 million. At May 8, 2007, the Company had approximately $674 million remaining under its current authorization.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss second quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 33 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

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Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended March 31,			Six Months Ended March 31,
	2007	2006	% Change	2007	2006	% Change
Revenues:
Revenues before reimbursements (net revenues)	$716,203	$676,153	5.9%	$1,442,834	$1,377,200	4.8%
Reimbursements	17,605	19,264	(8.6)%	37,024	37,910	(2.3)%

Total revenues	733,808	695,417	5.5%	1,479,858	1,415,110	4.6%

Operating expenses:
Compensation and related expenses	482,686	430,872	12.0%	969,487	857,082	13.1%
Asset impairment	2,659	7,307	(63.6)%	3,615	20,537	(82.4)%
Reimbursable expenses	17,605	19,264	(8.6)%	37,024	37,910	(2.3)%
Other operating expenses	152,053	149,822	1.5%	305,930	326,106	(6.2)%
Selling, general and administrative expenses	60,037	36,903	62.7%	98,498	72,349	36.1%

Total operating expenses	715,040	644,168	11.0%	1,414,554	1,313,984	7.7%

Operating income	18,768	51,249	(63.4)%	65,304	101,126	(35.4)%
Other income (expense), net	3,453	(627)	n/m	5,845	3,159	85.0%

Income before income taxes	22,221	50,622	(56.1)%	71,149	104,285	(31.8)%
Provision for income taxes	9,235	18,840	(51.0)%	28,098	40,971	(31.4)%

Net income	$12,986	$31,782	(59.1)%	$43,051	$63,314	(32.0)%

Earnings per share:
Basic	$0.12	$0.30		$0.39	$0.59
Diluted	$0.12	$0.29		$0.39	$0.58
Weighted average shares:
Basic	109,190,547	107,156,048		109,112,904	107,080,134
Diluted	111,936,801	109,704,163		111,275,939	109,319,110

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,			Six Months Ended March 31,
Business Segments	2007	2006(1)	% Change	2007	2006(1)	% Change
Benefits Outsourcing
Segment revenues before reimbursements	$359,999	$352,398	2.2%	$747,384	$731,951	2.1%
Segment income	69,694	77,749	(10.4)%	148,989	161,018	(7.5)%
Segment income as a percentage of segment revenues	19.4%	22.1%		19.9%	22.0%
HR BPO
Segment revenues before reimbursements (2)	$131,171	$124,887	5.0%	$264,629	$257,465	2.8%
Segment loss	(61,243)	(41,479)	(47.6)%	(103,890)	(85,859)	(21.0)%
Segment loss as a percentage of segment revenues	(46.7)%	(33.2)%		(39.3)%	(33.3)%
Consulting
Segment revenues before reimbursements	$234,347	$208,014	12.7%	$449,258	$403,751	11.3%
Segment income	29,146	41,791	(30.3)%	61,143	78,312	(21.9)%
Segment income as a percentage of segment revenues	12.4%	20.1%		13.6%	19.4%
Total Company
Segment revenues before reimbursements (2)	$725,517	$685,299	5.9%	$1,461,271	$1,393,167	4.9%
Intersegment revenues	(9,314)	(9,146)	1.8%	(18,437)	(15,967)	15.5%

Revenues before reimbursements (net revenues)	716,203	676,153	5.9%	1,442,834	1,377,200	4.8%
Reimbursements	17,605	19,264	(8.6)%	37,024	37,910	(2.3)%

Total revenues	$733,808	$695,417	5.5%	$1,479,858	$1,415,110	4.6%

Segment income	$37,597	$78,061	(51.8)%	$106,242	$153,471	(30.8)%
Charges not recorded at the segment level:
Initial public offering restricted stock awards	—	3,134	(100.0)%	—	7,083	(100.0)%
Unallocated shared services costs	18,829	23,678	(20.5)%	40,938	45,262	(9.6)%

Operating income	$18,768	$51,249	(63.4)%	$65,304	$101,126	(35.4)%

(1)	Prior year results have been recast and reclassified to conform with the current year presentation. See www.hewitt.com for additional information.

(2)	HR BPO net revenues include $17,643 and $27,598 of third-party supplier revenues for the three months ended March 31, 2007 and 2006, respectively, and $37,581 and $69,424 for the six months ended March 31, 2007 and 2006, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	March 31, 2007	September 30, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$145,986	$138,928
Short-term investments	315,849	310,527
Client receivables and unbilled work in process, less allowances of $23,260 and $25,333 at March 31, 2007 and September 30, 2006, respectively	635,262	622,270
Prepaid expenses and other current assets	92,713	72,986
Funds held for clients	134,449	83,026
Deferred income taxes, net	25,138	17,096

Total current assets	1,349,397	1,244,833

Non-Current Assets
Deferred contract costs	325,888	289,654
Property and equipment, net	392,067	411,205
Other intangible assets, net	227,099	242,108
Goodwill	563,407	544,922
Other non-current assets, net	28,365	34,956

Total non-current assets	1,536,826	1,522,845

Total Assets	$2,886,223	$2,767,678

LIABILITIES
Current Liabilities
Accounts payable	$17,480	$31,256
Accrued expenses	186,267	194,736
Funds held for clients	134,449	83,026
Advanced billings to clients	214,366	176,563
Accrued compensation and benefits	235,542	263,143
Short-term debt	29,982	32,246
Current portion of long-term debt and capital lease obligations	39,073	34,742

Total current liabilities	857,159	815,712

Non-Current Liabilities
Deferred contract revenues	213,456	193,638
Debt and capital lease obligations, less current portion	245,882	254,852
Other non-current liabilities	140,003	148,794
Deferred income taxes, net	103,645	98,313

Total non-current liabilities	702,986	695,597

Total Liabilities	$1,560,145	$1,511,309

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	March 31, 2007	September 30, 2006
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 125,666,759 and 124,932,189 shares issued, 110,235,388 and 110,822,409 shares outstanding, as of March 31, 2007 and September 30, 2006, respectively	$1,257	$1,249
Additional paid-in capital	1,410,928	1,368,189
Cost of common stock in treasury, 15,431,371 and 14,109,780 shares of Class A common stock as of March 31, 2007 and September 30, 2006, respectively	(440,023)	(401,365)
Retained earnings	256,275	213,224
Accumulated other comprehensive income, net	97,641	75,072

Total stockholders’ equity	1,326,078	1,256,369

Total Liabilities and Stockholders’ Equity	$2,886,223	$2,767,678

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Six Months Ended March 31, _
	2007	2006
Cash flows from operating activities:
Net income	$43,051	$63,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	91,593	80,617
Asset impairment	3,615	20,537
Stock-based compensation	22,697	34,750
Deferred income taxes	(10,096)	9,275
Gain on contribution of business	—	(7,127)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(1,592)	35,255
Prepaid expenses and other current assets	(15,352)	27,648
Deferred contract costs	(67,964)	(99,957)
Other assets	2,269	(1,058)
Accounts payable	(14,277)	(29,173)
Accrued compensation and benefits	(30,272)	(11,296)
Accrued expenses	(11,135)	(9,969)
Advanced billings to clients	37,660	40,194
Deferred contract revenues	38,325	57,186
Other long-term liabilities	(10,614)	(10,900)

Net cash provided by operating activities	77,908	199,296
Cash flows from investing activities:
Purchases of short-term investments	(158,140)	(186,340)
Proceeds from sales of short-term investments	152,838	71,524
Additions to property and equipment and intangible assets	(42,125)	(47,954)
Cash paid for acquisitions, net of cash received	—	(1,400)

Net cash used in investing activities	(47,427)	(164,170)
Cash flows from financing activities:
Proceeds from the exercise of stock options	19,577	8,943
Short-term borrowings	52,232	54,658
Repayments of short-term borrowings, capital leases and long-term debt	(60,959)	(69,717)
Purchase of Class A common shares for treasury	(38,658)	(195)

Net cash used in financing activities	(27,808)	(6,311)
Effect of exchange rate changes on cash and cash equivalents	4,385	(164)

Net increase in cash and cash equivalents	7,058	28,651
Cash and cash equivalents, beginning of period	138,928	157,928

Cash and cash equivalents, end of period	$145,986	$186,579

Supplementary disclosure of cash paid during the period:
Interest paid	$11,705	$10,602
Income taxes paid	$66,750	$2,853

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